Exhibit 3.33

FORM OF AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

[NAME OF ENTITY]

This Amended and Restated Limited Liability Company Operating Agreement (together with the schedules attached hereto, this “Agreement”) of [Name of Entity], a Delaware limited liability company (the “Company”), is entered into as of the 4th day of August, 2011, by and between [Name of Member] (the “Member”), as the sole new equity member, and the Company.  Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

W I T N E S S E T H :

WHEREAS, the Company was formed on                       , pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware (the “Certificate of Formation”);

WHEREAS, together with [Name of Initial Member], the initial member of the Company, the Company entered into that certain Limited Liability Company Agreement of the Company dated                        (the “Original LLC Agreement”);

WHEREAS, the Company is an indirect subsidiary of Dynegy Inc. (together with its subsidiaries and affiliates, “DYN”);

WHEREAS, DYN is currently restructuring its corporate organization (the “Restructuring”);

WHEREAS, in connection with the Restructuring, Dynegy Power Marketing, LLC (f/k/a Dynegy Power Marketing, Inc.), an indirect subsidiary of DYN, has contributed 100% of its ownership interests in the Company to the Member (the “Contribution”);

WHEREAS, in connection with the Contribution, the Member desires to enter into this Agreement to govern the operation of the Company; and

WHEREAS, this Agreement has been duly adopted and amends and restates the Original LLC Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby mutually covenant and agree as follows:

ARTICLE I
Name.

The name of the limited liability company hereby is [Name of Entity].

ARTICLE II
Principal Business Office.

The principal business office of the Company shall be located at 1000 Louisiana, Suite 5800, Houston, Texas 77002, or such other location as may hereafter be determined by the Member.

ARTICLE III
Registered Office.

The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19808.

ARTICLE IV
Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19808.

ARTICLE V
Members.

Section 5.01                             The mailing address of the Member is set forth on Schedule B attached hereto.

Section 5.02                             The Member may act by written consent.

Section 5.03                             Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware (“Article 8”), and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.  The limited liability company interests in the Company shall be evidenced by certificates (the “Membership Certificates”), and the Membership Certificates shall be signed by any Operating Manager or Officer, as authorized signatory on behalf of the Company, and shall be in such form as such Operating Manager or such Officer determines.  The certificated limited liability company interests shall be “certificated securities” and shall be in registered form within the meaning of Article 8.  Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8, such provision of Article 8 shall be controlling.  Subject to any limitations on the admission of additional Members set forth in this Agreement, additional Membership Certificates may be issued to an additional Member only upon the admission of such additional Member pursuant to this Agreement.  Each Membership Certificate issued hereunder shall bear substantially the following legend:

“THIS CERTIFICATE IS ISSUED PURSUANT TO THE TERMS OF THAT CERTAIN LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF [NAME OF ENTITY] DATED August 4, 2011, AND EFFECTIVE AS OF AUGUST 4, 2011 (THE “AGREEMENT”).  THIS CERTIFICATE EVIDENCES A LIMITED LIABILITY COMPANY INTEREST IN THE COMPANY AND SHALL BE A SECURITY FOR PURPOSES OF (I) ARTICLE 8 OF DELAWARE AND (II) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION THAT NOW OR HEREAFTER SUBSTANTIALLY INCLUDES THE 1994 REVISIONS TO ARTICLE 8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995.  THE TRANSFER OF THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE AGREEMENT.”

ARTICLE VI
Certificates.

The Certificate of Formation was filed with the Secretary of State of Delaware on March 22, 2007, by an “authorized person” within the meaning of the Act, and the Member hereby ratifies and approves such filing.  The Member shall use its commercially reasonable efforts to cause amendments to the Certificate of Formation to be executed and filed whenever required by the Act.

The Member shall use its commercially reasonable efforts to take such other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware.

The Member shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable.  The Member shall cause the Company to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The Company shall continue in existence from the date hereof and shall continue in perpetuity, or until the Company is terminated pursuant to Article XXII.

ARTICLE VII
Purposes.

The purpose to be conducted or promoted by the Company is to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware.

ARTICLE VIII
Powers.

The Company, the Member and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Article VII and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

ARTICLE IX
Management.

Section 9.01                             Member Managed.  The business and affairs of the Company shall be managed by or under the direction of the Member.

Section 9.02                             Powers.  The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.  The Member has the authority to bind the Company.

Section 9.03                             Decision by the Sole Member.  To the extent the Company is entitled to appoint or nominate any individual to the board of directors (or similar governing body) of any entity, such appointment or nomination shall be made by the Member.

ARTICLE X
Officers.

Section 10.01                      Officers.  Subject to the direction of the Member, the day-to-day administration of the business of the Company shall be carried out by persons who may be designated as officers (each an “Officer”) as and to the extent authorized by the Member.  The additional or successor Officers of the Company shall be chosen by the Member and shall consist of at least a President, a Vice President, Secretary and Treasurer.  Any number of offices may be held by the same person.  The Member may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Member.  The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Member.  The Officers of the Company shall hold office until their successors are chosen and qualified.  Any Officer may be removed at any time, with or without cause, by the Member.  Any vacancy occurring in any office of the Company shall be filled by the Member.  The Officers of the Company designated by the Member are listed on Schedule C hereto.

Section 10.02                      Officers as Agents.  The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

Section 10.03                      Duties of Officers.  Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of officers of business corporations organized under the General Corporation Law of the State of Delaware.

ARTICLE XI
Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor any Officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Officer of the Company. The Member shall not be bound by, or be personally liable for, by reason of being a manager or member of the Company, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of the Member shall be limited solely to the amount of its capital contributions.

ARTICLE XII
Capital Contributions.

The Member has contributed to the Company property of an agreed value as listed on Schedule B attached hereto. The capital contributions of the Member shall be reflected on the books and records of the Company.

ARTICLE XIII
Additional Contributions.

The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time in its sole discretion.  To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule B of this Agreement to reflect such capital contribution.  The Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

ARTICLE XIV
Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

ARTICLE XV
Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act.

ARTICLE XVI
Books and Records.

The Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business.  The books of the Company shall at all times be maintained by the Member.  The Company’s books of account shall be kept using the method of accounting determined by the Member.  The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

ARTICLE XVII

Fiscal Year.

The fiscal year of the Company shall be the calendar year, except for the short taxable years in the years of the Company’s formation and termination and as otherwise required by the Internal Revenue Code of 1986 (26 U.S.C.A. § 1, et seq.), as amended from time to time (the “Code”).

ARTICLE XVIII

Other Business.

The Member and any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others notwithstanding any provision to the contrary at law or in equity.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

ARTICLE XIX
Exculpation and Indemnification.

Section 19.01                      To the fullest extent permitted by law, neither the Member nor any Officer, employee or agent of the Company nor any shareholder, member, director, officer, employee, representative, agent or Affiliate of the Member (collectively, the “Covered Persons”) shall be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement, for any loss, damage or claim incurred by reason of any act or omission (in relation to the Company or this Agreement, any related document or any transaction contemplated hereby or thereby) performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, bad faith, gross negligence or willful misconduct.

Section 19.02                      To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s fraud, bad faith, gross negligence or willful misconduct with respect to such acts or omissions (the termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not of itself (except insofar as such judgment, order, settlement or plea shall itself specifically provide) create a presumption that the Covered Person acted in bad faith or in a manner constituting gross negligence or willful misconduct).

Section 19.03                      To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Article XIX.

Section 19.04                      A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

Section 19.05                      To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement, the advice of accountants and counsel or any approval or authorization granted by the Company or any other Covered Person.  The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to modify to that extent such other duties and liabilities of such Covered Person.

Section 19.06                      Except as otherwise provided by the Act, or otherwise agreed in writing, the debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, liability or obligation of the Company solely by reason of being a Covered Person.

Section 19.07                      The foregoing provisions of this Article XIX shall survive any termination of this Agreement.

ARTICLE XX
Assignments.

The Member may assign its limited liability company interest in the Company.  Subject to Article XXII, if the Member transfers all of its limited liability company interest in the Company pursuant to this Article XX, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.  Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

ARTICLE XXI
Admission of Additional Members and Transfers of Indirect Interests.

One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

ARTICLE XXII
Dissolution.

Section 22.01                      The Company shall dissolve, and its affairs shall be wound up upon the election by the Member so to dissolve, liquidate and terminate the Company.

Section 22.02                      Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or any additional member shall not cause the Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

Section 22.03                      Notwithstanding any other provision of this Agreement, each of the Member and any additional member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member, or any additional member, or the occurrence of an event that causes the Member, or any additional member to cease to be a member of the Company.

Section 22.04                      In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

Section 22.05                      The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

ARTICLE XXIII
Waiver of Partition; Nature of Interest.

To the fullest extent permitted by law, the Member and any additional member admitted to the Company hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Article XV hereof.  The interest of the Member in the Company is personal property.

ARTICLE XXIV
Tax Status.

It is intended that the Company shall be a disregarded entity for federal, state, and local income tax purposes. The Company’s books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Member’s U.S. federal income tax return.  The Member shall take all reasonable action, including the amendment of this Agreement and the execution of other documents, as may reasonably required in order for the Company to be disregarded as a separate entity for U.S. federal income tax purposes.

ARTICLE XXV
Benefits of Agreement; No Third Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member, and nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

ARTICLE XXVI
Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

ARTICLE XXVII
Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

ARTICLE XXVIII
Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member in accordance with its terms.

ARTICLE XXIX
Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

ARTICLE XXX
Amendments.

This Agreement may only be modified, altered, supplemented or amended pursuant to a written agreement duly executed and delivered by the Company and the Member.

ARTICLE XXXI
Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

ARTICLE XXXII
Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Article II, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

ARTICLE XXXIII
Effectiveness.

Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the date of the date first written above.

SCHEDULE A

DEFINITIONS

A.                                    Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

B.                                    Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms.  The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.”  The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, paragraph or subdivision.  The Article and Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All Article, Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.